Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR APRIL

      Dallas, Texas, April 5, 2005 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.33910 per unit, payable on April 29, 2005, to unit holders of record on April 15, 2005.

      Due to the timing of the end of the month of March, approximately $99,000 of revenue received will be posted in the following month of April in addition to normal receipts during April. Approximately $508,000 was received on April 1, 2005.

      This distribution reflects primarily the oil production for January 2005 and the gas production for December 2004. Preliminary production volumes are approximately 58,242 barrels of oil and 487,732 mcf of gas. Preliminary prices are approximately $39.79 per barrel of oil and $5.93 per mcf of gas.

      For the 2004 Tax Information Booklet and other information, including the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541